Registration No. 333-31178

      As filed with the Securities and Exchange Commission on March 3, 2000

                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549
                                 AMENDMENT NO. 1
                                       TO
                                    FORM S-3

             REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

                               IMMUNOMEDICS, INC.
             (Exact name of registrant as specified in its charter)

                  Delaware                              61-1009366
        (State or other jurisdiction of              (I.R.S. Employer
        incorporation or organization)               Identification No.)

                                300 American Road
                         Morris Plains, New Jersey 07950
                                 (973) 605-8200
                   (Address, including zip code, and telephone
                         number, including area code, of
                    registrant's principal executive offices)
                             Dr. David M. Goldenberg
                      Chairman and Chief Executive Officer
                               Immunomedics, Inc.
                                300 American Road
                         Morris Plains, New Jersey 07950
                                 (973) 605-8200
 (Name, address, including zip code, and telephone number, including area code, of agent for service)
                          Copies of all communications,
                          including all communications
                              sent to the agent for
                           service, should be sent to:
                            Peter H. Ehrenberg, Esq.
                              Lowenstein Sandler PC
                              65 Livingston Avenue
                           Roseland, New Jersey 10024
                                 (973) 597-2500

Approximate date of commencement of proposed sale to the public: From time to time after the effective date of this Registration Statement.

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box: [ ]

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box: [x]

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box: [ ]

                                      CALCULATION OF REGISTRATION FEE

                                                            Proposed Maximum      Proposed Maximum
Title of Each Class of           Amount of Shares to be    Offering Price Per        Aggregate            Amount of
Securities to be Registered         Registered (1)              Share(2)          Offering Price(3)    Registration Fee
---------------------------         --------------              --------          -----------------    ----------------
Common Stock, $.01 par
value per share                      2,325,000             $  26.0625             $ 60,595,312.50           $ 15,998 (3)


(1) Represents shares of common stock available for resale by purchasers under a Common Stock Purchase Agreement, dated as of February 14, 2000, by and among the Registrant and such purchasers.

(2) Pursuant to Rule 457(c), the proposed maximum offering price per share and proposed maximum aggregate offering price have been calculated on the basis of the average of the high and low sale prices of the registrant's common stock as reported on The Nasdaq National Market on February 24, 2000.

(3) Previously paid.

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to Section 8(a), may determine.

The information in this Prospectus is subject to completion and may be changed. The selling stockholders may not sell these securities until the registration statement filed with the Securities and Exchange Commission (of which this Prospectus is a part) is effective. This Prospectus is not an offer to sell these securities, and is not soliciting an offer to buy these securities, in any state where such offer or sale is not permitted

PROSPECTUS

                               IMMUNOMEDICS, INC.

                        2,325,000 Shares of Common Stock

The Issuer

Immunomedics. Inc.
300 American Road
Morris Plains, New Jersey 07950
(973) 605-8200

The Selling Stockholders

         The selling stockholders are offering to sell 2,325,000 shares of common stock that we issued to them on February 14, 2000 pursuant to a Common Stock Purchase Agreement. Additional information concerning our agreement with the selling stockholders is set forth under the caption "Immunomedics - February 2000 Financing."

Trading Symbol

         Nasdaq National Market -  "IMMU"

         The closing sale price of a share of our common stock on Nasdaq on March 2, 2000 was $38.00.

The Offering

         The selling stockholders may sell shares of our common stock from time to time on the Nasdaq National Market at the prevailing market price or in private, negotiated transactions. The shares will be sold at prices determined by the selling stockholders. We will not receive any part of the proceeds from the sale. We are paying the expenses in connection with the registration of the shares with the SEC. The selling stockholders may be deemed to be "underwriters" within the meaning of the Securities Act in connection with the sale of shares of our common stock.

         A purchase of shares involves a high degree of risk. You should purchase shares only if you can afford a complete loss of your investment. See "Risk Factors" beginning on page 4.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

                                 March ___, 2000

                                TABLE OF CONTENTS

                                                                            Page
                                                                            ----
Risk Factors:
           We Have a History of Operating Losses and May Never Become
              Profitable.......................................................4
           We May Not Be Able to Successfully Develop a Market for Our Approved
              Products.........................................................4
           We May Not Receive Approval to Sell LeukoScan in the United States
              in a Timely Manner...............................................4
           We May Not Be Able to Bring to Market the Products We Are Currently
              Developing or Sustain Their Sales After Approval.................4
           If We Require and Do Not Obtain Additional Capital, We May Be
              Required to Curtail Our Operations...............................5
           Our Limited Marketing and Sales Experience and Capability Could
              Impact Our Ability to Successfully Sell Our Current Products.....5
           We May Have to Rely on Partners to Help Us Market and Sell Our
              Products Under Development.......................................5
           We Could Be Temporarily Unable to Sell Our Products If Our Agreements
              with Our Distributors Were Terminated............................5
           We Could Be Temporarily Unable to Sell Our Products If Our Agreement
              with Our End Stage Manufacturer Was Terminated...................6
           Our Internal Manufacturing Capability May Limit What We Can Sell....6
           We May Be Unable to Continue to Use Mouse Fluids for Future Products
              Which Could Require Us to Make Expensive and Time Consuming
              Changes to Our Products in Development...........................6
           Our Product Development Is Dependent Upon Our Continued Relationship
              with The Center for Molecular Medicine and Immunology............6
           Certain Potential Conflicts of Interest Exist with The Center for
              Molecular Medicine and Immunology Which Could Affect Our
              Operations.......................................................7
           We May Not Be Able to Obtain Government Regulatory Approval in a
              Timely Manner to Market and Sell Our Products or Approval May Be
              Withdrawn........................................................7
           Our Business Involves the Use of Hazardous Materials................7
           We Must Maintain Our Manufacturing Facilities in Accordance With
              Government Regulatory Requirements...............................7
           We Have Agreed to Certain Covenants in Our 1999 Financing Which Place
              Restrictions on the Operation of Our Business....................8
           Changes to Health Care Reimbursement Could Adversely Affect Our
              Operations.......................................................8
           The Loss of Key Employees Could Adversely Affect Our Operations.....8
           We Face Substantial Competition in the Biotechnology Field and
              May Not Be Able to Successfully Compete..........................8
           Our Products May Be Rendered Obsolete By Rapid Technological
              Change...........................................................9
           If We Are Unable to Protect Our Intellectual Property Rights, We
              Could Lose Our Competitive Advantage.............................9
           Our Products May Infringe Third Party Intellectual Property Rights..9 Our Operations Could Suffer If We Are Unsuccessful in Our Pending
              Infringement Claims Concerning Our CEA Antibodies................9
           Product Liability Claims in Excess of the Amount of Our Insurance
              Would Adversely Affect Our Financial Condition...................9
           Our Principal Stockholder Can Influence Most Matters Requiring
              Approval By Our Stockholders....................................10

           Resales of Shares Held By Our Directors and Executive Officers May
              Lower the Market Price of Our Common Stock......................10
           Our Stock Price Has Been Volatile..................................10
           Stockholders Could Be Adversely Affected By Our Anti-Takeover
              Provisions......................................................10
           Stockholders Should Not Expect that We Will Pay Dividends..........11
           Special Note Regarding Forward-Looking Statements..................11

Where You Can Find More Information...........................................11

Immunomedics:
           Description of Our Business........................................12
           February 2000 Financing; Covenants.................................15

Use of Proceeds...............................................................16

Selling Stockholders..........................................................17

Plan of Distribution:
           Manner of Sales; Broker-Dealer Compensation........................18
           Filing of a Post-Effective Amendment In Certain Instances..........19
           Certain Persons May Be Deemed to Be Underwriters...................20
           Regulation M.......................................................20
           Indemnification and Other Matters..................................20

Legal Matters.................................................................20

Experts.......................................................................20

         You should rely on the information incorporated by reference or provided in this prospectus or any supplement. We have not authorized anyone to provide you with different information. You should not assume that the information in this prospectus or any supplement is accurate as of any date other than the date on the front of such document. The selling stockholders are not making an offer of our shares in any state where the offer is not permitted.

                                  RISK FACTORS

         Investing in our common stock involves a high degree of risk. As a result, you should be able to sustain a complete loss of your investment. In addition to the other information in this prospectus, you should carefully consider the following factors before purchasing any of our common stock.

We Have a History of Operating Losses and May Never Become Profitable

         We have had significant operating losses since our formation in 1982 and have not earned a profit since our inception. These operating losses and failure to be profitable have been due mainly to the significant amount of money that we have had to spend on research and development. As of December 31, 1999, we had an accumulated deficit of approximately $104.1 million. We expect to continue to experience operating losses until such time, if at all, that we are able to generate sufficient revenues from sales of CEA-Scan(r), LeukoScan(r) and/or our other potential products.

We May Not Be Able to Successfully Develop a Market for Our Approved Products

         CEA-Scan and LeukoScan are the only products which we are licensed to market and sell. To date, we have received only limited revenues from the sale of these products. We cannot assure you that these products or any of our proposed products will achieve market acceptance or generate significant sales.

We May Not Receive Approval to Sell LeukoScan in the United States in a Timely Manner

         We have not yet received approval from the FDA to market and sell LeukoScan in the United States and cannot assure you as to when, if ever, that we will obtain approval. In addition, the FDA could impose conditions on its approval, which could significantly affect the commercial viability of the product or could require us to undertake significant additional studies or otherwise expend additional significant funds. If we do not receive approval to market and sell LeukoScan in the United States in the near future or if the FDA imposes significant conditions or restrictions, our business and operations could be significantly and adversely affected.

We May Not Be Able to Bring to Market the Products We Are Currently Developing or Sustain Their Sales After Approval

         Before any of our products that we are currently developing can be marketed and sold, we must undertake substantial research and development. All new products face a high degree of uncertainty, including the following:

* We may not receive regulatory approval to perform human clinical trials for the products we currently have planned or we may be unable to successfully complete our ongoing clinical trials.

* The results from preclinical studies and clinical trials may not be indicative of results that will be obtained in later-stage testing.

* We may be unable to timely recruit a sufficient number of patients for our clinical trials. Delays in planned patient enrollment may result in increased costs and delays.

* We may be unable to obtain approval from the FDA and comparable foreign authorities because we are unable to demonstrate that the product is safe and effective for the intended use, or obtaining regulatory approval may take significantly more time and cost significantly more money than we currently anticipate.

* We may discover that the product has undesirable or unintended side effects or other characteristics that make it impossible or impracticable for us to continue development or which may limit the product's commercial use.

* We do not expect that any new product which is currently in research and development will be commercially available for at least several years.

* We may be unable to produce the product in commercial quantities at reasonable cost.

* We may be unable to successfully market the product or to find an appropriate corporate partner, if necessary, to assist us in the marketing of the product.

*    The product may not gain satisfactory market acceptance.

* The product may be superseded by another product commercialized for the same indication or may infringe patents issued to others, which would prevent us from marketing and selling the product.

*    After  approval,  the product may be recalled or withdrawn at any time as a
     result  of  regulatory  issues,   including  those  concerning  safety  and
     efficacy.

If we are unable to continue to develop products that we can successfully market, our business, financial condition and results of operations will be significantly and adversely affected.

If We Require and Do Not Obtain Additional Capital, We May Be Required to Curtail Our Operations

         Our February 2000 financing has provided us with needed capital. While we believe that we have now satisfied our immediate capital requirements, we cannot assure you that additional capital may not be required in the future. If we require additional capital and are unable to obtain capital on satisfactory terms, we may be required to significantly reduce our operating expenses, including the amount of resources devoted to marketing and sales, product development and clinical trials, which could have a significant and adverse effect on us. We cannot assure you that any additional financing will be available to us at all or on terms we find acceptable or that the terms of any financing will not cause substantial dilution to our existing stockholders.

Our Limited Marketing and Sales Experience and Capability Could Impact Our Ability to Successfully Sell Our Current Products

         We are relying, in substantial part, on our own limited sales and marketing organization to market CEA- Scan and LeukoScan. We cannot assure you that we can successfully maintain and continue to build our sales force. If we are unable to continue to build and maintain our sales force, our financial condition and operating results may be significantly and adversely affected.

We May Have to Rely on Partners to Help Us Market and Sell Our Products Under Development

         The marketing and sale of our proposed products may be dependent upon our entering into arrangements with corporate partners. We cannot assure you that we will be successful in forming these relationships or that these relationships, even if formed, will be successful.

We Could Be Temporarily Unable to Sell Our Products If Our Agreements with Our Distributors Were Terminated

         We currently do not have the resources to internally develop and maintain the operating procedures required by the FDA and comparable foreign regulatory authorities to oversee distribution of our products. As a result, we have entered into arrangements with third parties to perform this function for the foreseeable future. If these agreements are terminated, we will be required to enter into arrangements with other government approved third parties in order to be able to distribute our products. We will be unable to continue to distribute our products until an acceptable alternative is identified. If we were even only temporarily unable to distribute our products, our business could be significantly and adversely effected.

We Could Be Temporarily Unable to Sell Our Products If Our Agreement with Our End Stage Manufacturer Was Terminated

         We rely on a single third party to perform certain end-stage portions of the manufacturing process for CEA-Scan and LeukoScan which we are unable or do not have the resources to perform. If this third party were to become unavailable, we would be unable to complete the manufacturing process until we entered into an agreement with another qualified entity. We cannot assure you that we will be able to negotiate an agreement with another entity on terms we consider acceptable, if at all. Even if we were able to do so, any substantial delay in our ability to manufacture our products could significantly and adversely affect our operations.

Our Internal Manufacturing Capability May Limit What We Can Sell

         If demand for our approved product increases significantly, we cannot assure you that we will continue to have the capacity to manufacture commercial quantities successfully. In addition, if any of our other products are approved for marketing and sale, we cannot assure you that we will continue to have the capacity and expertise to manufacture commercial quantities of multiple products successfully or with acceptable profit margins. If we were even only temporarily unable to manufacture sufficient quantities of our products to meet demand, our business could be significantly and adversely affected.

We May Be Unable to Continue to Use Mouse Fluids for Future Products Which Could Require Us to Make Expensive and Time Consuming Changes to Our Products in Development

         CEA-Scan and certain of our other imaging agents are derived from ascites fluid produced in mice. Regulatory authorities, particularly in Europe, have expressed concerns about the use of mice fluid for the production of monoclonal antibodies. We cannot assure you that regulatory authorities will agree that our quality control procedures will be adequate for future products. While we are continuing our development efforts to produce certain of our monoclonal antibodies using cell culture methods, this process constitutes a substantial production change, which will require additional manufacturing equipment and new regulatory approval. We cannot assure you that we will have the resources to acquire the additional manufacturing equipment and resources or that we will receive the required regulatory approval on a timely basis, if at all. We also have contracted with a third party for the development and production of certain humanized antibodies, but we cannot assure you that these efforts will be successful.

Our Product Development Is Dependent Upon Our Continued Relationship with The Center for Molecular Medicine and Immunology

         The Center for Molecular Medicine and Immunology, a not-for-profit cancer research center, performs pilot and pre-clinical trials in product areas of importance to us. CMMI also conducts basic research and patient evaluations in a number of areas of potential interest to us. If CMMI were no longer to provide these services, we would have to make alternative arrangements with third parties which could significantly delay and increase expenses associated with pre-clinical testing and initial clinical trials.

Certain Potential Conflicts of Interest Exist with The Center for Molecular Medicine and Immunology Which Could Affect Our Operations

         Dr. David M. Goldenberg, our Chairman and Chief Executive Officer, is the founder, President and a member of the Board of Trustees of CMMI. Dr. Goldenberg devotes more of his time working for CMMI than for us. In addition, other key personnel currently have responsibilities both to CMMI and us. As a result, the potential for conflict of interest exists and disputes could arise over the allocation of research projects and ownership of intellectual property rights.

We May Not Be Able to Obtain Government Regulatory Approval in a Timely Manner to Market and Sell Our Products or Approval May Be Withdrawn

         Regulation by governmental authorities in the United States and foreign countries is a significant factor in the manufacture and marketing of our presently marketed and proposed products as well as our research and development activities. All of our proposed products will require regulatory approval by governmental agencies prior to commercialization and our products must undergo rigorous preclinical and clinical testing and other premarket approval procedures by the FDA and comparable foreign authorities. In addition, since certain of our potential products involve the application of new technologies, regulatory approvals may take longer than for products produced using more conventional methods. Once we begin clinical trials for a new diagnostic or therapeutic product, it may take five to ten years or more to receive the required regulatory approval to commercialize that product and begin to market it to the public. Various federal and, in some cases, state statutes and regulations also govern or influence the manufacturing, safety, labeling, storage, record keeping and marketing of these products. The lengthy process of seeking these approvals, and the subsequent compliance with applicable statutes and regulations, will require us to expend substantial resources. If we fail to obtain or are otherwise substantially delayed in obtaining regulatory approvals, our business and operations could be significantly and adversely affected.

         In responding to a new drug application, or a biologic license application, a government regulator may grant marketing approvals, request additional information or further research, or deny the application if it determines that the application does not satisfy its regulatory approval criteria. Approvals may not be granted on a timely basis, if at all, or if granted may not cover all the clinical indications for which we are seeking approval or may contain significant limitations in the form of warnings, precautions or contraindications with respect to conditions of use. Even after approval, we may be required to recall or withdraw a product as a result of subsequently discovered safety or efficacy concerns.

Our Business Involves the Use of Hazardous Materials

         In addition to laws and regulations enforced by the FDA, we are also subject to regulation under various other foreign, federal, state or local laws and regulations. Our research and development involves the controlled use of hazardous materials, chemicals, viruses and various radioactive compounds. The risk of accidental contamination or injury from these materials cannot be completely eliminated. If an accident occurs, we could be held liable for any damages that result and any liability could exceed our resources.

We Must Maintain Our Manufacturing Facilities in Accordance With Government Regulatory Requirements

         Our facilities are subject to inspection by the FDA and comparable foreign authorities. A separate license is sometimes required for commercial manufacture of any product. Failure to maintain these licenses or to meet the regulatory inspection criteria would result in disruption to our manufacturing processes and could have a significant and adverse effect on our business and operations.

We Have Agreed to Certain Covenants in Our 1999 Financing Which Place Restrictions on the Operation of Our Business

         In connection with our December 1999 financing, we have agreed to certain covenants, including covenants that will apply unless the investors in that offering and their affiliates beneficially own less than 5% of our common stock. Among other things, we have agreed that without the prior consent of such investors, we may not sell our business to anyone that is an affiliate of the company, unless the sale is for consideration at least equal to (a) the fair market value in the event of a sale of assets (as determined in good faith by our board of directors) or (b) the then current market price in the event of a sale of stock. See "February 2000 Financing; Covenants." As of February 18, 2000, such investors in the aggregate beneficially owned 6.4% of our outstanding common stock.

Changes to Health Care Reimbursement Could Adversely Affect Our Operations

         Our ability to successfully commercialize our products will depend in part on the extent to which reimbursement for the cost of our products and related treatment will be available from government health administration authorities, private health insurers and other organizations. These third-party payers are increasingly challenging the price of medical products and services. Several proposals have been made that may lead to a government-directed national health care system. Adoption of this type of system could further limit reimbursement for medical products, and we cannot assure you that adequate third-party coverage will be available to enable us to maintain price levels sufficient to realize an appropriate return on our investment in product development. In addition, we also cannot assure you that the U.S. government or foreign governments will not implement a system of price controls. Any system might significantly and adversely affect our ability to market our products profitably.

The Loss of Key Employees Could Adversely Affect Our Operations

         As a small biotechnology company, we are heavily dependent upon the talents of Dr. Goldenberg and certain key scientific personnel. If Dr. Goldenberg or any of our other key personnel leave our employ, our operations could be significantly and adversely affected. In addition, from time to time we have a need to expand our management and scientific personnel. Competition for qualified personnel in the biotechnology and pharmaceutical industries is intense and we cannot assure you that we will be successful in our recruitment efforts. If we are unable to retain or, when needed, attract additional qualified personnel, our operations also could be significantly and adversely affected.

We Face Substantial Competition in the Biotechnology Field and May Not Be Able to Successfully Compete

         The biotechnology industry is highly competitive, particularly in the area of cancer diagnostic and therapeutic products. We are likely to encounter significant competition with respect to our existing products as well as our products currently under development. A number of companies, including IDEC Pharmaceuticals, Genentech, SmithKline Beecham, Nycomed Amersham, and Coulter Pharmaceutical, are engaged in the biotechnology field, and in particular the development  of  cancer  diagnostic  and  therapeutic  products.  Many of  these
companies  have  significantly   greater  financial,   technical  and  marketing
resources than us. In addition, many of these companies may have more established positions in the pharmaceutical industry and may be better equipped than us to develop, refine and market their products.

         We also expect to face increasing competition from universities and other non-profit research organizations. These institutions carry out a significant amount of research and development in the field of antibody-based technology. These institutions are becoming increasingly more aware of the commercial value of their findings and more active in seeking patent and other proprietary rights, as well as licensing revenues.

Our Products May Be Rendered Obsolete By Rapid Technological Change

         We are pursuing an area of product development in which there is the potential for extensive technological innovations in relatively short periods of time. We cannot assure you that our competitors will not succeed in developing products that are safer or more effective than our products. Rapid technological change or developments by others may result in our current products as well as those in development becoming noncompetitive or obsolete.

If We Are Unable to Protect Our Intellectual Property Rights, We Could Lose Our Competitive Advantage

         Our commercial success is highly dependent upon patents and other proprietary rights that we own or license. We cannot assure you that our key patents will not be invalidated or will provide us protection that has commercial significance. Litigation may be necessary to protect our patent positions, which could be costly and time consuming. If any of our key patents that we own or license are invalidated, our business may be significantly and adversely affected. In addition, other companies may independently develop similar trade secrets or know-how or obtain access to our trade secrets, know-how or proprietary technology, which could significantly and adversely affect our business.

Our Products May Infringe Third Party Intellectual Property Rights

         Other companies may have filed applications for, or have been issued, patents and obtained other proprietary rights to technology which may be potentially useful to us. Since we do not have the resources to maintain a staff whose primary function is to investigate the level of protection afforded to third parties on devices and components which we use in our products, it is possible that a third party could successfully claim that our products infringe on their intellectual property rights. If this were to occur, we may be subject to substantial damages, and we may not be able to obtain appropriate licenses at a cost we could afford and we may not have the ability to timely redesign our products. If we are required to pay damages or are unable to obtain these rights, our business could be significantly and adversely affected. Even if we are successful in defeating any alleged infringement claims, litigation could result in a substantial diversion of managerial time and resources, which could be better and more fruitfully utilized on other activities.

Our Operations Could Suffer If We Are Unsuccessful in Our Pending Infringement Claims Concerning Our CEA Antibodies

         We are involved in certain litigation with F. Hoffmann-LaRoche and its affiliates concerning the validity our European patents covering the antibody we use in our CEA-Scan cancer imaging product and our CEA-Cide(tm) cancer therapy product, as well as the use of highly specific anti-CEA antibodies for a number of other uses. We have claimed that they have infringed our patent and they have counter-claimed seeking to nullify the patents that were issued. If we receive an unfavorable outcome in any of these matters, our business could be significantly and adversely affected.

Product Liability Claims in Excess of the Amount of Our Insurance Would Adversely Affect Our Financial Condition

         The clinical testing, marketing and manufacturing of our products necessarily involve the risk of product liability. While we currently have product liability insurance, we cannot assure that we will be able to obtain insurance in the future at an acceptable cost, if at all. If we cannot maintain our existing or comparable liability insurance, our ability to test clinically and market our products may be significantly impaired. Moreover, the amount and scope of our insurance coverage or indemnification arrangements with any distributor or other third party upon which we rely may be inadequate to protect us in the event of a successful product liability claim. Any claim in excess of the amount of any insurance we then had could significantly and adversely affect our financial condition and operating results.

Our Principal Stockholder Can Influence Most Matters Requiring Approval By Our Stockholders

         As of February 18, 2000, Dr. Goldenberg, our Chairman and Chief Executive Officer, controlled the right to vote over approximately 24.9% of our common stock (excluding options to purchase 337,500 shares). As a result of this voting power, Dr. Goldenberg may have the ability to determine the election of all of our directors, direct our policies and control the outcome of substantially all matters which may be put to a vote of our stockholders.

Resales of Shares Held By Our Directors and Executive Officers May Lower the Market Price of Our Common Stock

         As of February 18, 2000, we had a total of 48,897,746 shares of common stock outstanding, 12,290,456 of which were held by our directors and executive officers (excluding options to purchase 865,000 shares). Absent registration, these shares may only be resold in limited quantities and only within the limitations imposed by Rule 144 under the Securities Act. The mere prospect that these shares may be publicly resold could lower the market price for our common stock. One of our directors, Dr. Morton Coleman, is eligible to sell shares pursuant to this prospectus. See "Selling Stockholders."

Our Stock Price Has Been Volatile

         We believe that a variety of factors have caused the market price of our common stock to fluctuate substantially, and that it will continue to fluctuate in the future. These factors include:

*    actual or anticipated fluctuations in our operating results;

*    the status of our products in development;

* new products or technical innovations by us or by our existing or potential competitors;

* the formation or termination of our corporate alliances and distribution arrangements;

* prolonged periods of regulatory review of new products or new uses for existing products;

*    determinations regarding our patent applications and those of others;

* trading strategies occurring in the market place with respect to our common stock; and

* general market conditions and other factors unrelated to us or outside our control.

Stockholders Could Be Adversely Affected By Our Anti-Takeover Provisions

         Our board of directors has the authority, without any further vote by our stockholders, to issue up to 10,000,000 shares of preferred stock in one or more series and to determine the designations, powers, preferences and relative, participating, optional or other rights thereof, including the dividend rate, whether dividends are cumulative, conversion rights, voting rights, rights and terms of redemption, redemption price and liquidation preference. Issuance of preferred stock could have the effect of delaying, deterring or preventing a change in control of our company, or could impose various procedural and other requirements that could make it more difficult for holders of our common stock to effect certain corporate actions, including the ability to replace incumbent directors and to accomplish transactions opposed by the incumbent board of directors. The rights of the holders of our common stock would be subject to, and may be adversely affected by, the rights of the holders of any preferred stock that may be issued in the future.

Stockholders Should Not Expect That We Will Pay Dividends

         We have never paid any dividends on our common stock. For the foreseeable future, we expect to retain earnings, if any, to finance the expansion and development of our business. Any future payment of dividends will be within the discretion of our Board of Directors and will depend upon a variety of factors, including our earnings, capital requirements, and operating and financial condition.

Special Note Regarding Forward-Looking Statements

         We have made statements in this prospectus, and in the documents we incorporate by reference, that are "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Sometimes these statements contain words like "may," "believe," "expect," "continue," "intend," "anticipate," "plan," "seek" and "estimate" or other similar words. These statements could involve known and unknown risks, uncertainties and other factors that might significantly alter the actual results suggested by the statements. In other words, our performance might be quite different from what the forward-looking statements imply. The following factors, as well as those discussed above in this "Risk Factors" section and in the documents which we incorporate by reference, could cause our performance to differ from the implied results:

*    inherent   uncertainties   accompanying   the  marketing  of  CEA-Scan  and
     LeukoScan.

*    inherent uncertainties involving new product development and marketing.

*    inability  to  obtain  capital  for  continued   product   development  and
     commercialization.

*    actions of regulatory authorities concerning product approval.

* actions of government and private organizations concerning reimbursement of medical expenses.

*    impact of competitive products and pricing.

*    results of clinical trials.

*    loss of key employees.

*    changes in general economic and business conditions.

*    changes in industry trends.

We have no obligation to release publicly the result of any revisions to any of our "forward-looking statements" to reflect events or circumstances that occur after the date of this prospectus or to reflect the occurrence of other unanticipated events.

                       WHERE YOU CAN FIND MORE INFORMATION

       We publicly file annual, quarterly and current reports, proxy statements and other documents with the SEC. You may read and copy any of these documents at the SEC's public reference rooms, which are located at:

                             450 Fifth Street, N.W.
                             Washington, D.C.  20549

                             7 World Trade Center, Suite 1300
                             New York, New York  10048

                             500 West Madison Street, Suite 1400
                             Chicago, Illinois 60661-2511

         Please call the SEC at  1-800-SEC-0330  for further  information on the
public   reference   rooms.   The  SEC   maintains   an   Internet   website  at
http://www.sec.gov where our publicly filed documents may be obtained.

         This prospectus is part of a registration statement filed with the SEC. Our registration statement contains more information than this prospectus regarding us and our common stock and includes supplemental exhibits and schedules. You can obtain a copy of the registration statement from the SEC at the address listed above or from its Internet website.

         The SEC allows us to "incorporate by reference" into this prospectus the information we file with it. This means that we are deemed to be disclosing such information to you by referring you to those documents. This information is important and should be reviewed. The information incorporated by reference is considered to be part of this prospectus, and later information that we file with the SEC will automatically update and supersede the information in this prospectus.

         We incorporate by reference into this prospectus the documents listed below and any future filings we make with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act:

*    Annual Report on Form 10-K for the fiscal year ended June 30, 1999;

* Proxy Statement, dated October 18, 1999, with respect to our 1999 annual meeting of stockholders;

* Quarterly Reports on Form 10-Q for the fiscal quarters ended September 30, 1999 and December 31, 1999;

*    Current Reports on Form 8-K, dated November 24, 1999 and February 23, 2000;
     and

* Description of our common stock contained in Item 1 of our Registration Statement on Form 8-A, dated May 7, 1984.

         You may request a copy of these filings, at no cost, by calling or writing us at the following address:

                           Immunomedics, Inc.
                           300 American Road
                           Morris Plains, New Jersey 07950
                           (973) 605-8200
                           Attention:  Investor Relations

                                  IMMUNOMEDICS

Description of Our Business

         We are a biopharmaceutical company, which develops, manufactures and markets products for the detection and treatment of cancers and other diseases. These products, which are based on our monoclonal antibody technology, are designed to deliver radioisotopes, chemotherapeutic agents, toxins, dyes or other substances to a specific disease site or organ system.

         We have received approval from the respective regulatory agencies in the United States, the 15 member countries of the European Union, Canada and certain other countries to market and sell CEA-Scan (arcitumomab), our imaging product for the detection of recurrent and/or metastatic colorectal cancer.

         We also have received approval to market and sell LeukoScan (sulesomab), our imaging product for detection and diagnosis of osteomyelitis (bone infection) in long bones and in diabetic foot ulcer patients, in the 15 member countries of the European Union. We have filed an application with the FDA in the U.S. and the comparable regulatory agency in Canada for approval to market LeukoScan for the imaging of infection in osteomyelitis as well as for the imaging of infection in acute, atypical appendicitis. We have been advised by the FDA that there are still deficiencies with our application relating to the adequacy of our data necessary to support final approval for these indications. Despite our confidence that we were making progress with the FDA and had adhered to all agreements and guidelines, it is now clear to us that we need to take whatever steps are available to us to gain a more receptive audience in order to gain marketing approval for this product. We can not assure you that we will receive FDA approval for this product in a timely manner, or at all.

         Marketing, Sales and Distribution

         CEA-Scan is marketed and sold in the U.S. directly by our limited internal sales force, who are focused on new customers in major medical centers. Our skilled nuclear medicine technicians work with this sales force and provide technical support directly to our customers. We have entered into a distribution arrangement in the U.S. with Integrated Commercialization Solutions, a division of Bergen Brunswig Corporation, to provide product support services including customer service, order management, distribution, invoicing and collection. We also have an agreement with Syncor International, a leading provider of radiopharmacy services, under which Syncor makes CEA-Scan available to its hospital and clinic accounts throughout the U.S., supported by our sales and technical support specialists.

         Our European operations, headquartered in Hillegom, The Netherlands, include European management, sales and marketing, customer service and invoicing, collection and other administrative functions. We also have established sales representation in most major European markets. We service other markets through the appointment of local distributors who provide sales and marketing support as well as local product distribution. We have an agreement with Eli Lilly Deutschland GmbH to package and distribute our products throughout the 15 member countries of the European Union and other countries.

         Imaging Products

         Our imaging products involve injecting a patient with a radioisotope attached to an antibody fragment. An antibody is a protein that can find and attach itself to a specific substance called an antigen. These antigens are present on tumor cells, white blood cells that accumulate at the sites of
infections,   and  other  disease  entities.   A  radioisotope   attached  to  a
disease-targeting antibody is delivered to a disease site for imaging. A standard nuclear medicine imaging camera is then used to detect and display radioisotope concentrations at various sites of disease.

         The antibody fragment in CEA-Scan is directed against carcinoembryonic antigen (CEA), which is abundant at the site of virtually all cancers of the colon or rectum. CEA also is associated with many other cancers. We are conducting phase IV clinical trials to evaluate the product following repeated administration. We also have been performing clinical trials using CEA-Scan for imaging lung cancer and breast cancer. We are discussing the results of our breast cancer trials with European regulatory authorities to determine whether the data will support the submission of applications for marketing approval. In addition, we are continuing our efforts in developing cancer detection applications with CEA-Scan utilizing hand-held radiation-detecting probes for use in colorectal cancer surgery.

         LeukoScan is a monoclonal antibody fragment that seeks out and binds to white blood cells (granulocytes) associated with a potentially wide range of infectious and inflammatory diseases.

         We are studying the following two other imaging products pursuant to Investigational New Drug applications that we have filed or plan to file with the FDA and for which we have ongoing clinical trials:

*    LymphoScan(r), for non-Hodgkin's B-cell lymphomas.


* AFP-Scan(r), for liver cancer and germ-cell tumors of the ovaries and testes.

       Therapeutic Products

         We are applying our expertise in antibody selection, modification and chemistry to cancer therapeutics, using monoclonal antibodies labeled with therapeutic radioisotopes or conjugated with drugs. We are engaged in developing anti-cancer products, principally with a technique called radioimmunotherapy. This technique may deliver radiolabeled therapeutic agents to tumor sites more selectively than current radiation therapy technologies, while minimizing debilitating side effects. In addition, we are evaluating in clinical trials the effects of our non-radioactive lymphoma antibody in non-Hodgkin's lymphoma patients and the effects of our non-radioactive CEA antibody in colorectal and breast cancer patients.

       Research Programs

         In addition to concentrating on our products in clinical development, we conduct ongoing research in many related areas. We conduct research in-house and in collaboration with The Center for Molecular Medicine and Immunology, also known as the Garden State Cancer Center, and other academic and research centers. In March 1999, we entered into a joint venture with Beckman Coulter to develop the next generation of cancer radiotherapeutics using bi-specific antibodies. We believe our ongoing research efforts will identify new and improved products and techniques for diagnosing and treating various cancers and infectious diseases. However, we cannot assure you that such efforts will be successful, given the complex issues involved in such diagnosis and treatment.

         Our research efforts are focused in various areas related to our core technology, including antibody engineering and the identification of other antibody-directed approaches to cancer therapy. We have made significant progress in humanizing certain mouse antibodies and have reengineered the humanized antibodies with improved characteristics. We are continuing our work on selective coupling of therapeutic site-specific agents onto antibody fragments which will offer the advantage of loading multiple therapeutic compounds onto antibodies at a particular disease site. We also continue to investigate pre-targeting, whereby an antibody is administered first as a bi-specific fusion protein, followed by a radionuclide or drug administration.

         We also are continuing our research into the use of alternative radioisotopes, such as Yttrium-90 in place of Iodine-131. Our research indicates that Yttrium-90 is retained by lymphoma cells for longer periods after antibody metabolism, and shows greater efficacy against larger tumors. We also have developed a technology using a compound called "DOTA" to tightly bind Yttrium-90 to antibodies.

         In addition, we are continuing our efforts to scale-up our proprietary method for technetium-99m radiolabeling of peptides, using single-vial kits.

February 2000 Financing; Covenants

         On February 14, 2000, we entered into a Common Stock Purchase Agreement with a small group of private investors, each of whom is described below as a selling stockholder. Under the Common Stock Purchase Agreement, on February 16, 2000, we sold the investors a total of 2,325,000 shares of our common stock at a price of $16.00 per share, for gross proceeds of $37.2 million. We intend to use the net proceeds for continuing research and development for our existing product line, for future clinical trials, for general working capital purposes and in the operation of our business.

         Under the Common Stock Purchase Agreement, we were required to make certain promises to the investors. These covenants included the following:

     * We agreed to register with the SEC the shares that we sold to the investors. We promised to file a preliminary prospectus within ten business days after the closing and thereafter to use our best efforts to have our registration statement declared effective by the SEC within 120 after the date of our filing. We were successful in filing our preliminary prospectus prior to the ten business day deadline.

     *    We agreed to use the net proceeds in the manner described above.

         In a financing that we completed in December 1999 with a different group of purchasers, we made certain additional covenants. Those covenants included the following:

     * We agreed to refrain from entering into certain transactions with persons closely related to our company, including our executive officers and directors, without the prior approval of the investors. The investors in the December financing agreed not to withhold their approval unreasonably.

     * We agreed that without the prior consent of the investors, we would not sell our business to anyone that is an affiliate of the company, unless the sale is for consideration at least equal to (a) the fair market value in the event of a sale of assets (as determined in good faith by our board of directors) or (b) the then current market price in the event of a sale of stock.

     * We agreed that we would not amend our certificate of incorporation or by-laws in a manner that would adversely affect the investors, without the prior approval of the investors. The investors in the December financing agreed not to withhold their approval unreasonably.

     * We agreed that if, during a six month period specified in our December 1999 Common Stock Purchase Agreement, we issue shares of our common stock at a price of less than $3.00, we will issue additional shares of common stock to the investors to protect them against dilution without requiring any additional payment from the investors. This covenant is subject to certain exceptions; among other things, no such adjustment will be required if shares are issued below that price upon exercise or conversion of options, warrants or convertible securities outstanding on December 14, 1999 or in connection with corporate partnering transactions, including mergers. Furthermore, the calculation of the adjustment is to be made on a weighted average basis. Thus, if the number of shares that we issue in a non-exempt transaction is not significant, or if the per share price in a non-exempt transaction is only slightly below the trigger price, we would not be required to issue a substantial number of additional shares to the investors.

     * We agreed that if, during the twelve months ending December 31, 2000, we desire to conduct a private placement of our securities through a placement agent, broker-dealer or finder, we will give an entity associated with the investors in the December 1999 financing a right of first refusal to serve as the placement agent in that transaction. This right was waived in connection with our February 2000 financing.

         These covenants will cease to apply at such time as the investors in the December 1999 financing and their affiliates beneficially own less than 5% of our common stock. As of February 18, 2000, such investors in the aggregate beneficially owned 6.4% of our outstanding common stock. Prior to the time, if ever, when the investors' equity interest falls below 5%, the investors may waive any one or more of the covenants set forth in our Common Stock Purchase Agreement.

                  In connection with the execution of our December 1999 Common Stock Purchase Agreement, our executive officers and directors agreed that, subject to a limited carve-out, they would not sell any shares of their common stock until June 14, 2000. We also agreed to refrain from publicly offering or selling our shares before March 28, 2000. The investors in the December 1999 financing may waive these restrictions at any time and have waived such restrictions for purposes of enabling us to file this prospectus. One of our directors, Dr. Morton Coleman, is eligible to sell shares pursuant to this prospectus. See "Selling Stockholders."

                                 USE OF PROCEEDS

         We will not receive any proceeds from the sale of our common stock by the selling stockholders. However, we did receive gross proceeds of $37.2 million from the issuance of our common stock to the investors in the February 2000 financing. We estimate that the net proceeds from that issuance will be approximately $35.5 million. We intend to use the net proceeds for continuing research and development for our existing product line, for future clinical trials, for general working capital purposes and in the operation of our business.

                              SELLING STOCKHOLDERS

         The table below presents the following information: (1) the number of shares of common stock beneficially owned by each selling stockholder as of February 18, 2000, 1999; (2) the number of shares that the selling stockholder is offering under this prospectus, and (3) the number of shares that the selling stockholder will beneficially own after the completion of this offering, assuming that the selling stockholder does not acquire any other shares of our common stock subsequent to February 18, 2000. The number of shares shown as being beneficially owned by each selling stockholder after the offering assumes that the selling stockholder has sold all the shares of our common stock which may be sold pursuant to this prospectus.

         The number and percentage of shares beneficially owned by each selling stockholder is determined as of the date of this prospectus in accordance with Rule 13d-3 of the Securities Exchange Act, and the information is not necessarily indicative of beneficial ownership for any other purpose. Under this rule, beneficial ownership includes any shares as to which the selling stockholder has sole or shared voting power or investment power and also any shares which the selling stockholder has the right to acquire within 60 days of the date of this prospectus through the exercise of any stock option, warrant or other right. Each person has sole voting and investment power with respect to the shares shown as beneficially owned.

         None of the selling  stockholders has had a material  relationship with
us  within  the  past  three  years,   other  than  as  described   above  under
"Immunomedics - February 2000 Financing; Covenants", subject to the following:

     *    Dr. Morton Coleman is a member of our Board of Directors; and

     * the Aires funds were also purchasers in our December 1999 financing and thus are entitled to the benefits of the covenants that we agreed to at that time.

                                              Shares of Common Stock
                                               Beneficially Owned as                                Shares of Common Stock
                                                        of              Shares of Common Stock     Beneficially Owned After
Selling Stockholder                               March 1 , 2000             Being Offered               the Offering
-------------------                               --------------             -------------               ------------

DCF Life Sciences Fund Ltd..............               255,100                      25,000                   230,100
DCF Partners Ltd........................               505,000                      75,000                   430,000
Dresdner RCM Biotechnology Fund.........                69,400                      69,400                         -
Dresdner RCM Global Health Care Fund....
Dresdner RCM Small Cap Fund.............               197,100                     118,200                    78,900
Franklin Biotechnology Discovery Fund...
Janus Global Life Sciences Fund.........             2,204,030                     749,375                 1,454,655
Janus Aspen Global Life Sciences Fund...
JMG Capital Partners, L.P...............                75,000                      75,000                         -
Moore Global Investments, Ltd...........               255,900                     160,000                    95,900
Remington Investment Strategies, L.P....
Palantir Partners LP....................               145,000                      50,000                    95,000
Palantir Investments, LDC...............               135,000                      50,000                    85,000
Beacon Funds, L.P.......................                75,000                      75,000                         -
Perceptive Life Sciences L.P............               165,125                      75,000                    90,125
Westcliff Master Fund L.P...............                40,530                      40,530                         -
Westcliff Partners, L.P.................                33,470                      33,470                         -

Westcliff Partners SA L.P...............                 8,300                       8,300                         -
Westcliff Long/Short L.P................                 9,940                       9,940                         -
Westcliff Small Cap Fund L.P............                 7,760                       7,760                         -
Samuel Lupin, M.D. .....................                20,900                      17,000                     3,900
Arnold M. Lupin IRA.....................                32,000                      25,000                     7,000
Lupin Foundation........................                15,000                      15,000                         -
Israel Sontag...........................                10,500                      10,000                       500
Robert D. Marcus, M.D...................                10,000                      10,000                         -
E. Ralph Lupin, M.D.....................                 3,000                       3,000                         -
Fagey Lupin Fischman....................                10,000                      10,000                         -
Sergio Schabelman, M.D..................                 5,000                       5,000                         -
William Buck Taylor, M.D. ..............                 5,000                       5,000                         -
Morton Coleman, M.D.....................               104,000                     104,000                         -
Robert M. Gelfand, M.D..................                30,000                      20,000                    10,000
Mark Pasmentier, M.D....................                 6,000                       6,000                         -
Mark Goldblatt..........................                40,000                      20,000                    20,000
Aires Domestic Fund, L.P................               834,447                      30,482                   803,965
Aires Domestic Fund II, L.P.............               145,960                       5,139                   140,821
The Aires Master Fund...................             1,996,161                      64,379                 1,931,782


                              PLAN OF DISTRIBUTION

Manner of Sales; Broker-Dealer Compensation

         The selling stockholders, or any successors in interest to the selling stockholders, may sell any shares of our common stock that they acquired pursuant to our February 14, 2000 Common Stock Purchase Agreement. The sale of our common stock may be effected in one or more of the following methods:

     *    ordinary brokers' transactions;

     * transactions involving cross or block trades or otherwise on the Nasdaq National Market;

     * purchases by brokers, dealers or underwriters as principal and resale by these purchasers for their own accounts pursuant to this prospectus;

     * "at the market" to or through market makers or into an existing market for our common stock;

     * in other ways not involving market makers or established trading markets, including direct sales to purchasers or sales effected through agents;

     * through transactions in options, swaps or other derivatives (whether exchange-listed or otherwise);

     *    in privately negotiated transactions;

     * to cover short sales, except to the extent that they are restricted contractually from doing so; or

     *    any combination of the foregoing.

The selling stockholders also may sell their shares in reliance upon Rule 144 under the Securities Act at such times as they are eligible to do so.

         We have been advised by the selling stockholders that they have not made any arrangements for the distribution of the shares of common stock. Brokers, dealers or underwriters who effect sales for the selling stockholders may arrange for other brokers, dealers or underwriters to participate. Brokers, dealers or underwriters engaged by the selling stockholders will receive commissions or discounts from them in amounts to be negotiated prior to the sale. These brokers, dealers or underwriters may act as agent or as principals.

         From time to time, one or more of the selling stockholders may pledge, hypothecate or grant a security interest in some or all of the shares of common stock acquired by them, and the pledgees, secured parties or persons to whom these securities have been pledged shall, upon foreclosure in the event of default, be considered a selling stockholders hereunder. In addition, subject to contractual limitations, a selling stockholder may, from time to time, sell short our common stock. In these instances, this prospectus may be delivered in connection with these short sales.

         From time to time one or more of the selling stockholders may transfer, pledge, donate or assign shares of our common stock that it acquired to lenders or others and each of these persons will be considered a selling stockholder for purposes of this prospectus. The number of shares of our common stock beneficially owned by those selling stockholders who so transfer, pledge, donate or assign shares of our common stock will decrease as and when they take these actions. The plan of distribution for our common stock by the selling stockholders set forth herein will otherwise remain unchanged, except that the transferees, pledgees, donees or other successors will be considered selling stockholders hereunder.

         Subject to contractual limitations, a selling stockholder may enter into hedging transactions with broker-dealers and the broker-dealers may engage in short sales of our common stock in the course of hedging the positions they assume with this selling stockholder, including in connection with distributions of our common stock by these broker-dealers. A selling stockholder may also enter into option or other transactions with broker-dealers that involve the delivery of our common stock to the broker-dealers, who may then resell or otherwise transfer these shares. A selling stockholder also may loan or pledge our common stock to a broker-dealer and the broker-dealer may sell our common stock so loaned or upon a default may sell or otherwise transfer the pledged common stock.

Filing of a Post-Effective Amendment In Certain Instances

         If any selling stockholder notifies us that it has entered into a material arrangement (other than a customary brokerage account agreement) with a broker or dealer for the sale of shares of common stock under this prospectus through a block trade, purchase by a broker or dealer or similar transaction, we will file a post- effective amendment to the registration statement under the Securities Act. The post-effective amendment will disclose:

     *    The name of each broker-dealer involved in the transaction.

     *    The number of shares of common stock involved.

     *    The price at which those shares of common stock were sold.

     * The commissions paid or discounts or concessions allowed to the broker-dealer(s).

     * If applicable, that these broker-dealer(s) did not conduct any investigation to verify the information contained or incorporated by reference in this prospectus, as supplemented.

     *    Any other facts material to the transaction.

Certain Persons May Be Deemed to Be Underwriters

         The selling stockholders and any broker-dealers who execute sales for them may be deemed to be "underwriters" within the meaning of the Securities Act because of the number of shares of common stock to be sold or resold by these persons or entities or the manner of sale of these shares, or both. If a selling stockholder or any broker-dealer or other holders were determined to be underwriters, any discounts, concessions or commissions received by them or by brokers or dealers acting on their behalf and any profits received by them on the resale of their shares of common stock might be deemed to be underwriting discounts and commissions under the Securities Act.

Regulation M

         We have informed the selling stockholders that Regulation M promulgated under the Securities Exchange Act may be applicable to them with respect to any purchase or sale our common stock. In general, Rule 102 under Regulation M prohibits any person connected with a distribution of our common stock from directly or indirectly bidding for, or purchasing for any account in which it has a beneficial interest, any of our common stock or any right to purchase our common stock, for a period of one business day before and after completion of its participation in the distribution.

         During any distribution period, Regulation M prohibits the selling stockholders and any other persons engaged in the distribution from engaging in any stabilizing bid or purchasing our common stock except for the purpose of preventing or retarding a decline in the open market price of our common stock. None of these persons may effect any stabilizing transaction to facilitate any offering at the market. As the selling stockholders will be reoffering and reselling our common stock at the market, Regulation M will prohibit them from effecting any stabilizing transaction in contravention of Regulation M with respect to our common stock.

Indemnification and Other Matters

         We paid all of the expenses incident to the registration, offering and sale of our common stock by the selling stockholders to the public other than commissions or discounts of underwriters, broker-dealers or agents. We also have agreed to indemnify the selling stockholders and certain related persons against certain liabilities, including liabilities under the Securities Act. Insofar as indemnification for liabilities arising under the Securities Act may be permitted to our directors, officers and controlling persons, we have been advised that in the opinion of the SEC this indemnification agreement is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

         This offering will terminate on the date on which all shares offered hereby have been sold by the selling stockholders.

                                  LEGAL MATTERS

         Lowenstein Sandler PC will give its opinion on the validity of the common stock.

                                     EXPERTS

         Our consolidated financial statements as of June 30, 1999 and 1998, and for each of the years in the three-year period ended June 30, 1999 have been incorporated by reference herein and in the registration statement in reliance upon the report of KPMG LLP, independent certified public accountants, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing.

                                     PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

Item 14.  Other Expenses of Issuance and Distribution.

The following is an itemized statement of the estimated amounts of all expenses payable by us in connection with the registration of the Shares:

SEC registration fee......................................               $15,998
Legal fees and expenses...................................                10,000
Accounting fees and expenses..............................                 2,500
Miscellaneous expenses....................................                 1,502
                                                                       ---------
           Total..........................................               $30,000
           =====
         .........
Item 15.  Indemnification of Directors and Officers.

         The Delaware General Corporation Law provides, in substance, that Delaware corporations shall have the power, under specified circumstances, to indemnify their directors, officers, employees and agents in connection with actions or suits by or in the right of the corporation, by reason of the fact that they were or are such directors, officers, employees and agents, against expenses (including attorneys' fees) and, in the case of actions, suits or proceedings brought by third parties, against judgments, fines and amounts paid in settlement actually and reasonably incurred in any such action, suit or proceeding.

         The Company's Certificate of Incorporation provides that a director shall not be personally liable to the Company or its stockholders for monetary damages for breach of fiduciary duty as a director except for liability (i) for breach of the director's duty of loyalty to the Company or its stockholders,
(ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the Delaware General Corporation Law, or (iv) for any transaction from which the director derived an improper personal benefit. The Company's Bylaws also provide that the Company may indemnify its directors, officers and legal representatives to the fullest extent permitted by Delaware law against all awards and expenses (including attorneys' fees).

Item 16.   Exhibits.

Exhibit No.             Description

   4.1*   -   Common Stock Purchase Agreement, dated as of February 14, 2000, by and among the Company and the investors named therein.

   5.1*   -   Opinion of Lowenstein Sandler PC

  23.1*   -   Consent of KPMG LLP.

  23.2    -   Consent of Lowenstein Sandler PC
              (included in their opinion filed as Exhibit 5.1).

  24.1*   -   Power of Attorney.

----------------
*Previously filed.

Item 17.  Undertakings.

         The Company hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Company's annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

         The Company undertakes that it will:

          (1) File, during any period in which it offers or sells securities, a post-effective amendment to this registration statement to:

               (i) Include any prospectus required by section 10(a)(3) of the Securities Act;

               (ii) Reflect  in  the  prospectus  any  facts  or  events  which, individually or together, represent a fundamental change in the information in the registration statement.

               Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement.

               (iii)Include any  material  information  with respect to the plan of distribution not previously disclosed in the registration statement or any material changes to such information in the registration statement,

               provided, however, that the Company does not need to give the statements in paragraph (1)(i) and (1)(ii) if the information required in a post-effective amendment is incorporated by reference from periodic reports filed by the Company under the Exchange Act.

          (2) For determining liability under the Securities Act, treat each post-effective amendment as a new registration statement of the securities offered, and the offering of the securities at that time to be the initial bona fide offering.

          (3) File a post-effective amendment to remove from registration any of the securities that remain unsold at the end of the offering.

         Insofar as indemnification for liabilities arising under the Securities Act of 1933 (the "Act") may be permitted to directors, officers and controlling persons of the Company pursuant to the foregoing provisions, or otherwise, the Company has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Company of expenses incurred or paid by a director, officer or controlling person of the Company in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Company will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

         Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe it meets all of the requirements for filing on Form S-3 and has duly caused this Amendment No. 1 to its Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Morris Plains, State of New Jersey, on March 2, 2000.

                                               IMMUNOMEDICS, INC.


                                                By: /s/ David M. Goldenberg
                                                   ------------------------
                                                   David M. Goldenberg
                                                   Chairman of the Board and
                                                   Chief Executive Officer
                                                   (Principal Executive Officer)

         Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed below by the following persons in the capacities and on the dates indicated.

Dated:

March 2, 2000                                      /s/ David M. Goldenberg
                                                   -----------------------
                                                   David M. Goldenberg, Chairman
                                                   of the Board, Chief Executive
                                                   Officer and a Director
                                                   (Principal Executive Officer)


March 2, 2000                                      /s/ Morton Coleman*
                                                   -------------------
                                                   Morton Coleman, Director


                                                   -------------------------
                                                   Marvin E. Jaffe, Director


March 2, 2000                                      /s/ Richard R. Pivirotto*
                                                   -------------------------
                                                   Richard R. Pivirotto,
                                                   Director


March 2, 2000                                      /s/ Richard C. Williams*
                                                   ------------------------
                                                   Richard C. Williams, Director


March 2, 2000                                      /s/ Shailesh R. Asher*
                                                   ----------------------
                                                   Shailesh R. Asher, Controller
                                                   and Acting Chief Financial
                                                   Officer (Principal Financial
                                                   and Accounting Officer)

*/s/ David M. Goldenberg
------------------------
David M. Goldenberg
Attorney-in-Fact